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                                                                    Exhibit 4(s)

                                  CONFIRMATION

Date:                             September 25, 2003

To:                               GE Commercial Equipment Financing, LLC, Series
                                  2003-1 ("Party A")

Attention:                        Manager, Conduit Administration

From:                             General Electric Capital Services, Inc.
                                  ("Party B")

Transaction Reference Number:     [        ]

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date referred to below. This letter constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swap and Derivatives Association, Inc., as such definitions are modified and amended by the Schedule to the Master Agreement) (the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of September 25, 2003, as amended or supplemented from time to time (the "Master Agreement") between you and us. All provisions contained in the Master Agreement shall govern this Confirmation except as expressly modified below.

The capitalized terms used herein and not otherwise defined herein, in the Master Agreement or in the Definitions shall have the meanings assigned to them in the Indenture, dated as of September 25, 2003, between Party A and JPMorgan Chase Bank, as Indenture Trustee (the "Indenture") and the Servicing Agreement, dated as of September 25, 2003, between Party A and General Electric Capital Corporation, as Servicer (the "Servicing Agreement"), each as amended or supplemented from time to time.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:              Hybrid Rate Swap

Notional Amount:                  With respect to any Interest Accrual Period,
                                  the product of (i) the aggregate Loan Value of the Hybrid Loans as of the beginning of the calendar month in which the Interest Accrual
                                  Period commenced; and (ii) the lesser of (x) the quotient of (a) the Outstanding Principal
                                  Balance of the Notes immediately after the Payment Date on which such Interest Accrual
                                  Period commences; divided by (b) the Pool
                                  Balance as of the beginning of the calendar month in which the Interest Accrual Period commenced and (y) 1.0. The

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                                  Notional Amount for the first Interest Accrual
                                  Period is USD 60,451,775.

Trade Date:                       September 19, 2003

Effective Date:                   September 25, 2003

Termination Date:                 The earlier of (i) the Payment Date occurring
                                  in November 2011; (ii) the Payment Date on which the aggregate outstanding Loan Values of the Hybrid Loans is zero; (iii) the Payment
                                  Date on which the Outstanding Principal
                                  Balance of the Notes is reduced to zero and
                                  (iv) an Early Termination Date.

Payment Date:                     One Business Day prior to the last day of each
                                  Interest Accrual Period.

Calculation Period:               Initially, the period from and including
                                  September 25, 2003 to but excluding, October
                                  20, 2003, and for each period thereafter, from and including the twentieth day of each calendar month to and excluding the twentieth day of the next calendar month.

Business Day Convention:          Following

Business Day:                     New York and London

Party A Floating Rate Amounts:

   Party A Floating Rate Payer:   Party A

   Party A Floating Rate Payer
   Payment Date:                  Each Payment Date

   Party A Floating Rate Payer
   Period End Dates:              Last day of each Interest Accrual Period,
                                  subject to adjustment in accordance with the Following Business Date Convention.

   Party A Floating Rate:         Hybrid Rate

                                  "Hybrid Rate" means with respect to any
                                  Interest Accrual Period, a rate based upon the weighted average of the interest rate index applicable to the Hybrid Loans as determined by Party A.

                                  "Hybrid Loan" means each Loan that accrues interest based upon an index that is determined by reference to a commercial

                                              GECS Hybrid Loan Rate Confirmation

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                                  paper rate and that is convertible at the
                                  option of the Obligor thereunder to a fixed rate based on a benchmark index.

   Spread:                        25 basis points (0.25%) per annum

   Party A Floating Rate Day
      Count Fraction:             Actual/360

LIBOR Floating Rate Amounts:

   LIBOR Floating Rate Payer:     Party B

   LIBOR Floating Rate Payer
   Payment Dates:                 Each Payment Date

   LIBOR Floating Rate Payer
   Period End Dates:              The last day of each Interest Accrual Period,
                                  subject to adjustment in accordance with the Following Business Date Convention.

   Reset Date:                    The first day of each Interest Accrual Period,
                                  subject to adjustment in accordance with the Following Business Date Convention.

   LIBOR Floating Rate:           USD-LIBOR-BBA

   Designated Maturity:           One month

   Cap Rate:                      N/A

   LIBOR Floating Rate Day
   Count Fraction:                Actual/360

   Compounding:                   N/A

   Business Days:                 New York

Calculation Agent:                Party B

Account Details

         Payments to Party A: To be provided in written instructions.

         Payments to Party B: To be provided in written instructions.

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                                              GECS Hybrid Loan Rate Confirmation

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         Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                        By:___________________________________
                                           Name:
                                           Title:

Accepted and confirmed as of
the date first above written:

GE COMMERCIAL EQUIPMENT FINANCING, LLC, SERIES 2003-1
By: CEF Equipment Holding, L.L.C.
    its Managing Member

By ____________________________________
   Name:
   Title:

                                              GECS Hybrid Loan Rate Confirmation